Exhibit 4.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of the 4th day of December, 2008, by and among CABOT OIL & GAS CORPORATION (“Borrower”), BANK OF AMERICA, N.A., successor to Fleet National Bank, as Administrative Agent, and the Banks party hereto.

WITNESSETH:

WHEREAS, Borrower, Administrative Agent and Banks named therein entered into that certain Credit Agreement dated as of October 28, 2002, amended by that certain First Amendment to Credit Agreement dated December 10, 2004, that certain Second Amendment to Credit Agreement dated June 18, 2008, and that certain Third Amendment to Credit Agreement dated June 18, 2008 (as amended, the “Original Agreement”) for the purposes and consideration therein expressed; and

WHEREAS, Borrower, Administrative Agent and Banks desire to amend the Original Agreement for the purposes described herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I. — Definitions and References

§ 1.1. Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.

§ 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.

“Amendment” means this Fourth Amendment to Credit Agreement.

“Credit Agreement” means the Original Agreement as amended hereby.

ARTICLE II. — Amendments

§ 2.1. Definitions. The following definitions set forth in Section 1.01 of the Original Agreement are hereby amended in their entirety to read as follows:

“Base Rate” means, for any day, a rate per annum equal to the sum of (a) the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) except during a LIBOR Unavailability Period, the London Interbank Offered Rate plus 1% per annum, plus (b) the Market Disruption Spread, if any. “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the

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Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“London Interbank Offered Rate” means:

(a) For any Interest Period with respect to a Euro-Dollar Loan, the sum of (i) the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (B) if such published rate is not available at such time for any reason, then the “London Interbank Offered Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period and (ii) the Market Disruption Spread, if any, as of the time of determination.

(b) For any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day) for dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made by Bank of America, N.A. and with a term equal to one month would be offered by Bank of America, N.A’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

In the event that the Board of Governors of the Federal Reserve System shall impose a Euro-Dollar Reserve Percentage with respect to eurodollar deposits of any Bank, then for any period during which such Euro-Dollar Reserve Percentage shall apply, the London Interbank Offered Rate shall be equal to the amount determined above divided by an amount equal to 1.00 minus the Euro-Dollar Reserve Percentage. The London Interbank Offered Rate for any Euro-Dollar Loan shall change whenever the Euro-Dollar Reserve Percentage changes.

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“Pricing Schedule” means (i) with respect to Class A Commitments and Class A Loans, the Class A Pricing Schedule, and (ii) with respect to Class B Commitments and Class B Loans, the Class B Pricing Schedule.

“Required Banks” means at any time Banks more than 50% of the aggregate amount of the Commitments then in effect, or, if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate principal amount of the Loans and LC Obligations then outstanding; provided, the unused Commitment of, the principal amount of the Loans by, and the portion of LC Obligations deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Termination Date” means (i) with respect to Class A Commitments and Class A Loans, the Class A Termination Date, and (ii) with respect to Class B Commitments and Class B Loans, the Class B Termination Date.

Section 1.01 of the Original Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order, to read as follows:

“Class A Bank” means each Bank that is a signatory to the Fourth Amendment.

“Class A Commitment” means the Commitment of each Class A Bank.

“Class A Loans” means Loans of Class A Banks.

“Class A Pricing Schedule” means the “Class A Pricing Schedule” set forth on the Pricing Schedule annexed hereto denominated as such.

“Class A Termination Date” means October 10, 2010; or if such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Class B Bank” means each Bank that is not a signatory to the Fourth Amendment.

“Class B Commitment” means the Commitment of each Class B Bank.

“Class B Loans” means Loans of Class B Banks.

“Class B Pricing Schedule” means the “Class B Pricing Schedule” set forth on the Pricing Schedule annexed hereto denominated as such.

“Class B Termination Date” means December 10, 2009; or if such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Loans or participations in LC Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

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“Euro-Dollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 8.01(a) shall remain in force and effect.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated December 4, 2008 among Borrower, Administrative Agent and the Banks part thereto.

“Market Disruption Spread” means zero unless a notice delivered pursuant to Section 8.01(b) is in effect, in which case, such spread shall be a rate per annum equal to 0.50%.

§ 2.2. Commitment Fees. The reference to “The Borrower shall pay to the Admini-strative Agent for the account of each Bank a commitment fee” in the first sentence of Section 2.06 of the Original Agreement is hereby amended to refer instead to “The Borrower shall pay to the Administrative Agent for the account of each Bank, other than a Defaulting Bank under clause (a) or (c) of the definition thereof, a commitment fee”; and the references to “the date of termination of the Commitments in their entirety” in the second and third sentences of such Section 2.06 are hereby amended to refer instead to “the Termination Date of the Commitments”.

§ 2.3. Increase in Aggregate Commitments. The reference to “$350,000,000” set forth in clause (ii) of the first sentence of Section 2.07(a) of the Original Agreement is hereby amended to refer instead to “$450,000,000”.

§ 2.4. Letters of Credit. The second sentence of Section 2.16 of the Original Agreement is hereby amended by adding a proviso at the end thereof, and a new sentence is hereby added immediately thereafter, to read as follows:

; provided, however, the LC Issuer shall not be under any obligation to issue any Letter of Credit if a default of any Bank’s obligations to fund under Section 2.1 exists or any Bank is at such time a Defaulting Bank or Impacted Bank hereunder, unless the LC Issuer has entered into arrangements satisfactory to LC Issuer with the Borrower or such Bank to eliminate the LC Issuer’s risk with respect to such Bank. As used herein, “Impacted Bank” means any Bank as to which (a) the LC Issuer has a good faith belief that such Bank has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls such Bank has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

§ 2.5. Reimbursements and Participations in Letters of Credit. Section 2.18 of the Original Agreement is hereby amended by adding a new subsection (f) at the end thereof, to read as follows:

(f) In the event the Borrower or any Bank shall have made available funds to the LC Issuer as contemplated pursuant to Section 2.16 with respect to the LC Issuer’s risk with respect to any Bank’s Percentage Share of any Letter of Credit, the LC Issuer

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shall be entitled to immediately apply any such funds to such Bank’s Percentage Share of any Matured LC Obligation with respect to such Letter of Credit, and such funds (and the application thereof) shall not be subject to the provisions of Section 2.10, 2.18(d) or 9.04 hereof.

§ 2.6. Letter of Credit Fees. Clause (i) of Section 2.19 of the Original Agreement is hereby amended by adding a proviso at the end thereof, to read as follows:

provided, no such Letter of Credit fee shall accrue or be deemed to have accrued, or be owing or payable by the Borrower to LC Issuer for the account of any Bank with respect to such Bank’s Percentage Share of such Letter of Credit in the event the Borrower has entered into an arrangement with LC Issuer with respect to LC Issuer’s risk with respect to such Bank’s obligation to fund its Percentage Share of Matured LC Obligations with respect to such Letter of Credit as contemplated in Section 2.16 hereof.

§ 2.7. Electronic Transmission. Section 5.01 of the Original Agreement is hereby amended by adding a new paragraph at the end thereof, to read as follows:

Documents required to be delivered pursuant to Section 5.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at its website as designated by the Borrower to Administrative Agent and Banks; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) the Borrower shall notify the Administrative Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 5.01(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Banks and the LC Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in

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investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the LC Issuer and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

§ 2.8. Inability to Determine Rates; Market Disruption. Section 8.01 of the Original Agreement is hereby amended in its entirety to read as follows:

Section 8.01. Inability to Determine Rates; Market Disruption.

(a) If Banks having at least 50% of the aggregate amount of the Commitments then in effect (or, if the Commitments shall have been terminated, holding Notes evidencing at least 50% of the aggregate principal amount of the Loans and LC Obligations then outstanding) (as used in this Section 8.01, the “Majority Banks”) determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (i) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the London Interbank Offered Rate for any requested Interest Period with respect to a proposed Euro-Dollar Loan or in connection with a Base Rate Loan, or (iii) the London Interbank Offered Rate for any requested Interest Period with respect to a proposed Euro-Dollar Loan or in connection with a Base Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Euro-Dollar Loans and Base Rate Loans as to which the interest rate is determined with reference to the London Interbank Offered Rate shall be suspended until the Administrative Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Euro-Dollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) If at any time the Majority Banks determine (which determination shall be conclusive and binding upon the Borrower) that the London Interbank Offered Rate or the Base Rate, as the case may be, will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans, the Administrative Agent shall give notice thereof to the Borrower and the Banks

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as soon as practicable thereafter and, upon delivery of such notice, such notice shall be in effect until the earlier of (i) the thirtieth (30th) day following such notice and (ii) the date on which Administrative Agent (upon the instruction of the Majority Banks) revokes such notice; provided, upon the expiration of any such thirty (30) day period, the Majority Banks may pursuant to a reaffirmation of any such determination, extend the effectiveness of such notice for subsequent thirty (30) day periods without limit.

§ 2.9. Substitution of Defaulting Bank. Section 8.05 of the Original Agreement is hereby amended by adding a new clause (iii) immediately following clause (ii) set forth therein, to read as follows:

or (iii) a Bank is (x) a Defaulting Bank or (y) an Impacted Bank that has failed to enter into an arrangement with LC Issuer with respect to LC Issuer’s related risk with respect to such Impacted Bank as contemplated in Section 2.09, and as a result of such failure, Borrower has been requested to, or has entered into, such an arrangement with LC Issuer

§ 2.10. Notices; Electronic Transmission. Section 9.01 of the Original Agreement is hereby amended by adding three new paragraphs at the end thereof, to read as follows:

Electronic Communications. Notices and other communications to the Banks and the LC Issuer hereunder, including Reserve Reports to be delivered pursuant to Section 5.09 hereof, may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the LC Issuer pursuant to Article II if such Bank or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE

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BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Bank, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

§ 2.11. Pricing Schedule. The Pricing Schedule annexed to the Original Agreement is hereby amended in its entirety to read as set forth on the Pricing Schedule attached hereto.

§ 2.12. New Debt Limit. Borrower has requested that the Banks redetermine the Debt Limit. Accordingly, pursuant to Section 5.10(b)(ii)(B) of the Credit Agreement, the Banks hereby approve, and the Administrative Agent hereby designates, a new Debt Limit of $1,200,000,000, effective as of the date hereof and continuing until but not including the next date as of which the Debt Limit is redetermined.

§ 2.13. Amendment Fee. The Borrower agrees to pay on the date hereof an amendment fee to each Bank a party hereto as of the date hereof in the amount of 0.375% of such Bank’s Commitment (payable to the Administrative Agent for the account of such Banks).

§ 2.14. Differing Termination Dates; Application of Principal Payments. Each Bank a party hereto hereby (a) acknowledges and agrees that it is a Class A Bank, (b) acknowledges that the Class B Termination Date is prior to the Class A Termination Date, and (c) agrees that, notwithstanding Section 2.10 and Section 9.04 of the Credit Agreement, so long as no Default has occurred and is continuing, or is caused thereby, any principal payments on the Loans made on the Class B Termination Date shall be applied first, ratably to Class B Loans, and then ratably to Class A Loans.

ARTICLE III. — Conditions of Effectiveness

§ 3.1. Effective Date. This Amendment shall become effective upon the satisfaction of all of the following conditions:

(a) Administrative Agent shall have received, at Administrative Agent’s office a counterpart of this Amendment executed and delivered by Borrower and Required Banks;

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(b) Administrative Agent shall have received, for the account of Administrative Agent and Banks, all amendment fees payable to Administrative Agent or any Bank and all other fees, costs and expenses due and payable under the Financing Documents.

(c) Administrative Agent shall have additionally received all of the following documents, each document (unless otherwise indicated) being dated the date of receipt thereof by Administrative Agent, duly authorized, executed and delivered, and in form and substance satisfactory to Administrative Agent:

(i) Legal Opinions. An opinion of Baker Botts, special counsel for the Borrower and an opinion of Lisa A. Machesney, Vice President, Managing Counsel and Corporate Secretary of the Borrower;

(ii) Officer’s Certificate. A certificate signed by the chief financial officer, chief accounting officer or treasurer of the Borrower, to the effect set forth in Section 3.02(b), (c) and (d) of the Credit Agreement;

(iii) Corporate Documents. Documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Financing Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

(iv) Supporting Documents. Such supporting documents as Administrative Agent may reasonably request.

ARTICLE IV. — Representations and Warranties

§ 4.1. Representations and Warranties of Borrower. In order to induce Administrative Agent and Banks to enter into this Amendment, Borrower represents and warrants to Administrative Agent and each Bank that:

(a) the representations and warranties of the Borrower contained in the Credit Agreement (except the representations and warranties covering historical information in Sections 4.04(a) and (b) and the first sentence of Section 4.05, and except to the extent the representations and warranties would cover price and other economic assumptions furnished by the Required Banks under Section 5.09(d)) are be true and correct on and as of the date hereof;

(b) no Default has occurred and is continuing;

(c) the execution, delivery and performance by the Borrower of this Amendment and each other Financing Document to which it is a party, and by each Subsidiary Guarantor (if any) of the Financing Documents to which it is a party, are within the Borrower’s and each such Subsidiary Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or any such Subsidiary Guarantor or of any agreement or instrument evidencing or governing Debt of the Borrower or any Subsidiary or any other agreement, instrument, judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary Guarantor (if any) pursuant to any such agreement, instrument, judgment, injunction, order or decree; and

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(d) this Amendment constitutes a valid and binding agreement of the Borrower and each of the other Financing Documents, when executed and delivered in accordance with the Credit Agreement, constitute valid and binding obligations of the Borrower and each Subsidiary Guarantor (if any), to the extent a party thereto, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE V. — Miscellaneous

§ 5.1. Ratification of Agreements. The Original Agreement, as hereby amended, is hereby ratified and confirmed in all respects. The Financing Documents, as they may be amended or affected by this Amendment, are hereby ratified and confirmed in all respects by Borrower. Any reference to the Credit Agreement in any Financing Document shall be deemed to refer to this Amendment also. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative Agent or any Bank under the Credit Agreement or any other Financing Document nor constitute a waiver of any provision of the Credit Agreement or any other Financing Document.

§ 5.2. Survival of Agreements. All representations, warranties, covenants and agreements of Borrower shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of each Loan, and shall further survive until all of the Indebtedness is paid in full. All statements and agreements of Borrower or any Subsidiary Guarantor (if any) contained in any certificate or instrument delivered by Borrower or any such Subsidiary Guarantor hereunder or under the Credit Agreement to Administrative Agent or any Bank shall be deemed to constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Credit Agreement.

§ 5.3. Financing Document. This Amendment is a Financing Document, and all provisions in the Credit Agreement pertaining to Financing Documents apply hereto.

§ 5.4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA IN ALL RESPECTS, INCLUDING CONSTRUCTION, VALIDITY AND PERFORMANCE.

§ 5.5. Counterparts. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. Delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manual executed counterpart.

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IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

BORROWER:	CABOT OIL & GAS CORPORATION

	By:	/s/ Scott C. Schroeder
Scott C. Schroeder
Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.
(successor to Fleet National Bank), Administrative Agent

	By:	/s/ Renita Cummings
	Name:	Renita Cummings
	Title:	Assistant Vice President

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BANKS:	BANK OF AMERICA, N.A.
(successor to Fleet National Bank), a Bank

	By:	/s/ Jeffrey H. Rathkamp
	Name:	Jeffrey H. Rathkamp
	Title:	Managing Director

BMO CAPITAL MARKETS FINANCING, INC.
(f/k/a Harris Nesbitt Financing, Inc.), Documentation Agent and a Bank

	By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.
Syndication Agent and a Bank

	By:	/s/ Michael A. Kamauf
	Name:	Michael A. Kamauf
	Title:	Vice President

THE BANK OF NEW YORK

By:
Name:
Title:

BNP PARIBAS

	By:	/s/ Russell Otts
	Name:	Russell Otts
	Title:	Director

	By:	/s/ Courtney Kubesch
	Name:	Courtney Kubesch
	Title:	Vice President

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THE FROST NATIONAL BANK

By:	/s/ Andrew Merryman
Name:	Andrew Merryman
Title:	Sr. Vice President

COMERICA BANK

By:	/s/ Matt Turner
Name:	Matt Turner
Title:	Corporate Banking Officer

BANK OF SCOTLAND

By:
Name:
Title:

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Each undersigned Class B Bank hereby consents to the Class A Banks extending the Termination Date with respect to their Class A Commitments and Class A Loans as provided in the foregoing Fourth Amendment to Credit Agreement.

THE BANK OF NEW YORK

By:	/s/ Hussam S. Alsahlani
Name:	Hussam S. Alsahlani
Title:	Vice President

BANK OF SCOTLAND

By:
Name:
Title:

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PRICING SCHEDULE

Each of “Euro-Dollar Margin”, “LC Fee Rate”, “Base Rate Margin” and “Commitment Fee Rate” means, for any date, the rate set forth below in the row opposite such term and in the column corresponding to the Debt Percentage that exists on such date:

CLASS A PRICING SCHEDULE	Debt Percentage*
	Less than or equal to 50%	Greater than 50% and less than or equal to 75%	Greater than 75% and less than or equal to 90%	Greater than 90%
Euro-Dollar Margin and LC Fee Rate	1.750%	2.000%	2.250%	2.500%
Base Rate Margin	0.500%	0.750%	1.000%	1.250%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%

CLASS B PRICING SCHEDULE	Debt Percentage*
	Lower than 50%	50% or higher, but not exceeding 75%	Higher than 75%, but not exceeding 90%	Higher than 90%
Euro-Dollar Margin and LC Fee Rate	1.000%	1.250%	1.500%	1.750%
Base Rate Margin	0.000%	0.000%	0.250%	0.500%
Commitment Fee Rate	0.250%	0.250%	0.250%	0.250%

*	Notwithstanding the applicable Debt Percentage, prior to the delivery of the compliance certificate required to be delivered pursuant to Section 5.01(c) of the Credit Agreement with respect to the financial statements to be delivered pursuant to Section 5.01(b) of the Credit Agreement for the quarter ending June 30, 2009, the applicable Euro-Dollar Margin, LC Fee Rate, Base Rate Margin and Commitment Fee Rate shall be no lower than:

(i) as to Class A Commitments and Class A Loans, the Euro-Dollar Margin, LC Fee Rate, Base Rate Margin and Commitment Fee Rate as set forth in the column titled “Greater than 50% and less than or equal to 75%” in the above Class A Pricing Schedule, and

(ii) as to Class B Commitments and Class B Loans, the Euro-Dollar Margin, LC Fee Rate, Base Rate Margin and Commitment Fee Rate as set forth in the column titled “50% or higher, but not exceeding 75%” in the above Class B Pricing Schedule.